 EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NBT Bancorp Inc.:

We consent to the incorporation by reference in the registration statement Form S-3 (File No. 333-224532) and Forms S-8 (File Nos. 333-32842, 333-97995, 333-107480, 333-150956, 333-168332 and 333-225134) of NBT Bancorp Inc. of our reports dated March 1, 2021, with respect to the consolidated balance sheets of the Company as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of the Company.

Our report refers to a change in the method of accounting for the recognition and measurement of credit losses on January 1, 2020 due to the adoption of Accounting Standards Codification Topic 326, Financial Instruments – Credit Losses.

/s/ KPMG LLP

Albany, New York
March 1, 2021